UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2007

OPTICAL COMMUNICATION PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31861	95-4344224
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6101 Variel Avenue Woodland Hills, CA		91367
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(818) 251-7100

                     Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant

On June 5, 2007, Oplink Communications, Inc. (“Oplink”) closed its previously announced transaction with The Furukawa Electric Co., Ltd. (“Furukawa”) to acquire Furukawa’s 58.1% ownership interest in the Company for $1.50 per share, payable in cash and stock of Oplink. Total consideration paid by Oplink for Furukawa’s shares was $84,150,000 in cash and 857,258 shares of Oplink’s common stock. On April 22, 2007, Oplink had entered into a Stock Purchase Agreement with Furukawa to purchase Furukawa’s 66,000,000 shares of Class B common stock of the Company. In accordance with the Certificate of Incorporation of the Company, upon the closing of the transaction, the Class B shares automatically converted into 66,000,000 shares of Class A common stock of the Company. As a result, Oplink currently has a 58.1% voting interest in the Company. Separately, Oplink and the Special Committee of the Company’s Board of Directors have reached an agreement in principle whereby Oplink would acquire the remaining 41.9% of the Company’s common stock not owned by Oplink for $1.65 per share in cash. A copy of the joint press release issued by the Company and Oplink on June 6, 2007, concerning the foregoing transaction is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the closing of the transaction described in Item 5.01 above, the following Furukawa designees resigned from the Company’s Board of Directors effective June 6, 2007: Yukimasa Shiga, Haruki Ogoshi and Arinobu Sato. Mr. Shiga served as a member of the Compensation Committee of the Board of Directors.

Item 8.01	Other Events

On June 7, 2007, the Company received an action by written consent of the majority stockholder from Furukawa taken on June 5, 2007 revoking its previous action by written consent taken on May 25, 2007 to amend the Company’s bylaws to expand the Company’s Board of Directors to twelve and appoint four Furukawa nominees to the Board of Directors.

Item 9.01	Financial Statements and Exhibits
(d)	Exhibits.

Exhibit 99.1	Joint Press Release of the Company and Oplink dated June 6, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 11, 2007	OPTICAL COMMUNICATION PRODUCTS, INC.
a Delaware corporation

By:	/s/ Frederic T. Boyer
Frederic T. Boyer

Senior Vice President, Chief Financial Officer and Secretary